EXHIBIT 5.1
August 16, 2006
OUR FILE NUMBER
412,190-009
WRITER’S DIRECT DIAL
(213) 430-6000
International Lease Finance Corporation
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
     Re: Debt Securities of International Lease Finance Corporation
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by International Lease Finance Corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration of Debt Securities (the “Securities”). We have examined the Indenture (the “Indenture”), dated as of August 1, 2006, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), under which the Securities are to be issued. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization and registration of the Securities.
     Subject to the proposed additional proceedings being taken as contemplated by the Indenture, including the due authorization of the specific terms of a series of Securities by the Company, prior to the issuance and sale of the Securities, and the execution, delivery and authentication of the Securities, it is our opinion that the Securities will, upon the issuance and sale thereof in the manner referred to in the Registration Statement and the Indenture, constitute legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

August 16, 2006 — Page 2
     We consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

O’MELVENY & MYERS LLP